FOR IMMEDIATE RELEASE:

SERVICE CORPORATION INTERNATIONAL
WITHDRAWS PROPOSAL FOR STEWART ENTERPRISES

HOUSTON, Texas, October 7, 2008 . . . Service Corporation International (NYSE: SCI), which owns and operates funeral service locations and cemeteries, today announced that it has furnished on Form 8-K with the U.S. Securities and Exchange Commission the following letter attached to this press release. The attached letter has been sent to Stewart Enterprises and withdraws our previous proposal of $11 per share for the reasons discussed within the letter.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements have been made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of us. For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2007 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America’s leading provider of deathcare products and services. At June 30, 2008, we owned and operated more than 1,300 funeral homes and 350 cemeteries (of which over 200 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:

Investors:	Debbie Young - Director / Investor Relations	(713) 525-9088

Media:	Lisa Marshall - Managing Director / Corporate Communications	(713) 525-3066

October 7, 2008

Mr. Thomas J. Crawford
President & CEO
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121

Re:	Recent Communications Between Stewart Enterprises, Inc.
(“Stewart”) and Service Corporation International (“SCI”)

Dear Tom:

As you know, and as our advisors have discussed, Stewart’s three pre-conditions to negotiation of a transaction with SCI are unacceptable to SCI. SCI cannot agree to accept all financing risk of a transaction (in other words, “hell or high water” on financing), accept all regulatory risk on antitrust clearance and, in addition, increase its $11/share proposal.

Therefore, SCI hereby withdraws its previous proposal of $11 per share.

Sincerely,

Thomas L. Ryan

c: Board of Directors of Stewart